Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 13, 2022, with respect to the consolidated financial statements of Alvarium Investments Limited, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/S/ KPMG LLP
KPMG LLP

London, United Kingdom

May 13, 2022